Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Option Plan (2002), as amended, of Silvercorp Metals Inc. of our report dated June 3, 2009, with respect to the consolidated financial statements of Silvercorp Metals Inc. as of March 31, 2009 and 2008 and for each of the three years in the period ended March 31, 2009 included in its Annual Report on Form 40-F/A (Amendment No. 1) for the year ended March 31, 2009 filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
October 16, 2009	Chartered Accountants